Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2012, relating to the consolidated financial statements of Solazyme, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Solazyme, Inc. and subsidiaries for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

San Francisco, California

March 14, 2012